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                          PROTECTIVE INVESTMENT COMPANY

                                 CODE OF ETHICS

                                  May 17, 2000













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                                Table of Contents

INTRODUCTION ..............................................................    3

DEFINITIONS ...............................................................    3

GENERAL ...................................................................    6
         Legal Requirements ...............................................    6
         Statement of Policy ..............................................    6

INCORPORATION OF CODES OF ETHICS OF THE MANAGER AND THE INVESTMENT ADVISERS    7

STANDARDS OF CONDUCT ......................................................    8
         Prohibited Transactions ..........................................    8
         Exempted Transactions ............................................    9

REPORTING .................................................................   11
         Required Reports .................................................   11
         Exemptions from Certain Reporting Requirements ...................   11
         Quarterly Transaction Reports ....................................   12
         No Transactions to Report ........................................   12
         Initial Holdings Reports .........................................   13
         Annual Holdings Reports ..........................................   13

REVIEW OF REPORTS .........................................................   14

SANCTIONS .................................................................   15

BOARD REPORTS .............................................................   15

RECORDS ...................................................................   16

OTHER PROVISIONS ..........................................................   17
         Approval of Code of Ethics and Amendments to the Code of Ethics ..   17
         Annual Certification of Compliance                                   17
         Amendments to Investment Advisers' Codes of Ethics ...............   17
         Confidentiality ..................................................   17
         Interpretation of Provisions .....................................   18
         Exceptions to the Code ...........................................   18
         Identification of Access Persons .................................   18


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                                  INTRODUCTION

         While affirming its confidence in the integrity and good faith of all its officers and directors, Protective Investment Company (the "Fund") recognizes that knowledge of present or future portfolio transactions could place individuals in a position where their personal interest may conflict with that of the Fund if they engage in personal securities transactions. In view of this potential conflict and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Fund has adopted this Code of Ethics to specify and prohibit certain types of personal securities transactions deemed to create conflicts of interest and to establish reporting requirements and enforcement procedures.

         This Code recognizes that decisions regarding the purchase or sale of a security for the Fund are made solely by the Investment Advisers, Goldman Sachs Asset Management and Goldman Sachs Asset Management International. The officers and directors of the Fund do not, in connection with their regular functions or duties, participate in the selection of the Fund's portfolio securities or have access to information regarding the Fund's future purchases or sales of portfolio securities. Nor do their functions relate to the making of any recommendations with respect to such purchases or sales.

                                   DEFINITIONS

ACCESS PERSON: With respect to the Fund, an Access Person is any officer, director or Advisory Person of the Fund.

ADVISORY PERSON: With respect to the Fund, an Advisory Person is (1) any officer of the Fund (or any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases and sales; and (2) any natural person in a control relationship to the Fund who obtains information concerning recommendations made on behalf of the Fund with regard to the purchase or sale of a Covered Security.

BENEFICIAL OWNERSHIP: Beneficial Ownership of a security shall be interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security.

The term "pecuniary interest" with respect to any security shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject security. A pecuniary interest will be presumed to include, among other things,

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(1) all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support, and (2) any entity, person, trust, or account with respect to which an Access Person exercises control or investment discretion or provides investment advice.

Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended.

"CONSIDERED FOR PURCHASE OR SALE": A security is being considered for purchase or sale by the Fund when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

CONTROL: Control shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act. Section 2(a)(9) generally provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

COVERED SECURITY: The term Covered Security shall mean a security as set forth in Section 2(a)(36) of the Investment Company Act and refers not only to the security, but to any security into which the security may be converted, any warrant of any issuer that has issued the security, and any option, such as a put, call, straddle, or spread (whether or not such option is covered) relating to a security; PROVIDED HOWEVER that the term Covered Security does not include any of the following:

         (a) direct obligations of the Government of the United States or an agency thereof within the meaning of Section 2(a)(16) of the Investment Company Act;

         (b) banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is in one of the two highest rating categories of a nationally recognized statistical rating organization), including repurchase agreements;

         (c) shares issued by open-end investment companies or mutual funds; and

         (d) shares purchased through any employee benefit plan.


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DISINTERESTED DIRECTOR: A disinterested director is a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

"HELD OR TO BE ACQUIRED": A security is "held or to be acquired" if within the most recent 15 days it (1) is or has been held by the Fund, or (2) is being or has been considered by an Investment Adviser for purchase by the Fund.

INVESTMENT ADVISER: The Investment Advisers are Goldman Sachs Asset Management and Goldman Sachs Asset Management International, and any other person named as an investment adviser in the Fund's currently effective SEC registration statement.

MANAGER: The Manager is Protective Investment Advisors, Inc.

REVIEW OFFICER: The Review Officer is the officer of the Fund designated from time to time to receive and review reports of holdings and purchases and sales by Access Persons. The "Alternative Review Officer" is the officer of the Fund designated from time to time to receive and review reports of holdings and purchases and sales by the Review Officer. The Alternative Review Officer shall act in all respects in the manner prescribed herein for the Review Officer.




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I    GENERAL

     A. LEGAL REQUIREMENTS. Section 17(j) of the Investment Company Act provides, among other things, that it is unlawful for any affiliated person of the Fund, including interested and disinterested directors, among others, to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by the Fund in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1 which provides, among other things, that it is unlawful for any affiliated person of the Fund in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by the Fund:

          1.   To employ any device, scheme or artifice to defraud the Fund;

          2. To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statement made to the Fund, in light of the circumstances under which they were made, not misleading;

          3. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

          4.   To engage in any manipulative practice with respect to the Fund.

     B. STATEMENT OF POLICY. It is the policy of the Fund that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1. The fundamental position of the Fund is, and has been, that each Access Person shall place at all times the interests of the Fund and its shareholders first in conducting personal securities transactions. Accordingly, personal securities transactions by Access Persons of the Fund must be conducted in a manner consistent with this Code and so as to avoid any actual or potential conflict of interest or any abuse of a Access Person's position of trust and responsibility. Further, Access Persons should not take inappropriate advantage of their positions with or relationship to the Fund.

          Without limiting in any manner the fiduciary duty owed by Access Persons to the Fund or the provisions of this Code, it should be noted that the

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          Fund considers it proper that purchases and sales be made by its Access Persons in the marketplace of securities owned by the Fund; PROVIDED, HOWEVER, that such personal securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. In making personal investment decisions with respect to any security, extreme care must be exercised by Access Persons to ensure that the prohibitions of this Code are not violated. Technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal securities transactions that show a pattern of abuse by an Access Person of his or her fiduciary duty to the Fund.

II   INCORPORATION OF CODES OF ETHICS OF THE MANAGER AND THE INVESTMENT
     ADVISERS.

     A. The provisions of the Codes of Ethics of the Manager and the Investment Advisers, which are attached as Appendices to this Code, are hereby incorporated herein by reference as the Fund's Code of Ethics applicable to Access Persons of the Fund who are also partners, directors, officers or employees of the Manager or an Investment Adviser.

     B. The provisions of the Codes of Ethics of the Manager and the Investment Advisers applicable to partners, directors, officers or employees of the Manager or an Investment Adviser who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of a security, or whose functions relate to the making of any recommendation with respect to such purchase or sale by registered investment companies sponsored, managed, or advised by such Manager or Investment Adviser are hereby incorporated herein by reference as additional provisions of the Fund's Code of Ethics applicable to those partners, directors, officers or employees of the Manager and Investment Advisers who have direct responsibility for investments of the Fund.

     C. A violation of the Code of Ethics of the Manager and the Investment Advisers by the persons described in Sections II-A and II-B above shall constitute a violation of this Code.

     D. In connection with Section II-E, below, each Manager and Investment Adviser will report any violations of the Code by those persons described in paragraphs A and B above that it discovers. Each Manager and Investment Adviser will also certify in writing to the Fund's Review Officer at the end of each calendar quarter of the Fund that no violation of the Code occurred during that quarter other than those violations reported.

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     E.   Provided that reports of Code violations and the certifications of no violations of the Code are made to the Fund's Review Officer, reporting of securities transactions and securities holdings by partners, directors, officers or employees of the Manager or an Investment Adviser in compliance with procedures established pursuant to the code of ethics of the Manager or the Investment Adviser will constitute the reporting required under the Fund's Code of Ethics.

III  STANDARDS OF CONDUCT

     A. PROHIBITED TRANSACTIONS. While the scope of actions that may violate the Statement of Policy set forth in Section I-B of the Code cannot be exactly defined, such actions would always include at least the following prohibited activities:

          1. No Access Person may engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Fund or its shareholders. Nor shall any Access Person make use of any confidential information gained by reason of his or her employment by or affiliation with the Fund, the Manager or any Investment Adviser or affiliates thereof in order to derive a personal profit or benefit for himself or herself in violation of the fiduciary duty owed by the Access Person or by the Fund's affiliates to the Fund or its shareholders.

          2. No Access Person may accept, directly or indirectly, any gift, favor, or service of significant value from any person with whom he or she transacts business on behalf of the Fund under circumstances where to do so would conflict with the Fund's best interests or would impair the ability of such person to be completely disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of the Fund.

          3. No Access Person shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, the Fund or any issuer of any security owned by the Fund.

          4. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such

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               transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale the Covered Security:

               (a)  is being considered for purchase or sale by the Fund; or

               (b)  is being purchased or sold by the Fund.

          5. No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any material non-public information regarding securities holdings or transactions by the Fund or consideration by the Fund or the Investment Adviser of any securities transactions.

          6. No Access Person shall recommend or authorize any securities transaction for the Fund without having disclosed to the Review Officer, at the time of the recommendation or authorization, his or her interest, if any, in such securities or the issuer thereof, including without limitation:

               (a) his or her direct or indirect beneficial ownership of any securities or such issuer;

               (b) any contemplated transaction by such person in such securities;

               (c) any position he or she holds with such issuer or its affiliates; and

               (d) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other.

     B. EXEMPTED TRANSACTIONS. The Statement of Policy set forth in Section I-B and the Standards of Conduct set forth above shall be deemed not to be violated by and shall not apply to the following transactions:

          1. Purchases or sales of securities effected for, or held in any account over which the Access Person has no direct or indirect influence or control:


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          2.   Purchases or sales of securities that are not eligible for purchase or sale by the Fund;

          3. Purchases or sales of securities that are non-volitional on the part of either the Access Person or the Fund;

          4. Purchases or sales of securities that are part of an automatic dividend reinvestment, cash purchase or withdrawal plans, provided that no adjustment is made by the Access Person to the rate at which securities are purchased or sold, as the case may be, under such a plan during any period in which the security is being considered for purchase or sale by the Fund;

          5. Purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

          6. Tenders of securities pursuant to tender offers that are expressly conditioned on the tender offer's acquisition of all of the securities of the same class;

          7. Purchase or sales of publicly-traded shares of companies that have a market capitalization in excess of $10 billion;

          8. Other purchases or sales that do not cause the Access Person to gain improperly a personal benefit through his or her relationship with the Fund and are only remotely potentially harmful to the Fund because the securities transaction involves a small number of shares of an issuer with a large market capitalization and high average daily trading volume or would otherwise be very unlikely to affect a highly institutional market; and

          9. Purchases or sales of securities previously approved by an individual appointed from time to time by the President of the Fund for this purpose, which approval shall be confirmed in writing and shall be based upon a determination that such transaction did not violate the purpose or spirit of this Code.


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IV REPORTING

     A. REQUIRED REPORTS. Every Access Person shall report to the Review Officer the following information:

          1.   QUARTERLY TRANSACTION REPORTS -- The information described in
               Section IV-C of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in the Covered Security; and

          2. INITIAL AND ANNUAL HOLDINGS REPORTS -- The information described in Sections IV-E and IV-F of this Code with respect to securities holdings beneficially owned by each such Access Person.


     B.   Exemptions from Certain Reporting Requirements.

          1. Notwithstanding Section IV-A of this Code, Access Persons need not make a quarterly transaction report where the report would duplicate information contained in broker trade confirmations or account statements received by the Fund or the Manager in the time period prescribed in Section IV-C.

          2. A disinterested director of the Fund need not make an initial holdings report under Section IV-E of this Code or an annual holdings report under Section IV-F of this Code.

          3. A disinterested director of the Fund need not make a quarterly transaction report under Section IV-C of this Code unless the directors knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Investment Advisor considered purchasing or selling the Covered Security.

          4. An Access Person need not make holdings reports under Sections IV-E and IV-F of this Code or quarterly transaction reports under
               Section IV-C of this Code with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.


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     C.   QUARTERLY TRANSACTION REPORTS. Unless quarterly transaction reports are deemed to have been made under Section IV-B.1 of this Code, every quarterly transaction report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          1. The date of the transaction, the title, the interest rate and maturity date (if applicable), and the class and number of shares, and the principal amount of each security involved;

          2. The nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

          3. The price of the Covered Security at which the transaction was effected;

          4. The name of the broker, dealer or bank with or through whom the transaction was effected;

          5.   The date that the report was submitted by the Access Person; and

          6. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

               (a) The name of the broker, dealer or bank with whom the Access Person established the account;

               (b)  The date the account was established; and

               (c)  The date that the report was submitted by the Access Person.

     D. NO TRANSACTIONS TO REPORT. If no transactions in any securities required to be reported under Section IV-C were effected during a quarterly period by an Access Person, such Access Person shall report to the Review Officer not later than 10 days after the end of such quarterly period stating that no reportable securities transactions were effected.

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     E.   INITIAL HOLDINGS REPORTS. No later than 10 days after becoming an
          Access Person, each Access Person must submit a report containing the following information:

          1. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

          2. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

          3.   The date that the report is submitted by the Access Person.

     F. ANNUAL HOLDINGS REPORTS. Between July 1st and July 30th of each calendar year, every Access Person shall must submit the following information (which information must be current as of a date no more than 30 days before the report is submitted):

          1. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

          2. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and

          3.   The date that the report is submitted by the Access Person.

     G. These reporting requirements shall apply whether or not one of the exemptions listed in Section III-B applies, except as provided in
          Section IV-B.4 (an Access Person shall not be required to make a report with respect to securities transactions effected for, and any Covered Securities held in, any account over which such Access Person does not have any direct or indirect influence or control). Every report concerning a securities transaction with respect to which the reporting person relies upon one of the exemptions provided in Section III-B shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

     H. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (a) he


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          or she has or had any direct or indirect beneficial ownership in the
          Covered Security to which the report relates (a "Subject Security") or
          (b) he or she knew or should have known that the Subject Security was being purchased or sold, or considered for purchase or sale, by the Fund on the same day.

V    REVIEW OF REPORTS

     A. The Review Officer or his or her designee shall compare the reported personal securities transactions of each Access Person with completed and contemplated portfolio transactions of the Fund to determine whether any transactions that violate this Code may have occurred (a "Reviewable Transaction"). In the case of reports of personal securities transactions of the Review Officer, the Alternative Review Officer shall perform such comparison. Before making any determination that a violation has been committed by any Access Person, the Review Officer (or Alternative Review Officer, as the case may be) shall provide such Access Person an opportunity to supply additional explanatory material for the purposes of demonstrating that such transactions did not violate this Code.

     B. With respect to disinterested directors, if the Review Officer determines that a Reviewable Transaction may have occurred, he or she shall submit the report and pertinent information concerning completed or contemplated portfolio transactions of the Fund to counsel for the Fund. Such counsel shall determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section III-B. Before making any determination that a violation has been committed by a disinterested director, such counsel shall give the disinterested director an opportunity to supply additional information regarding the transaction in question.

     C. With respect to Access Persons who are not disinterested directors, if the Review Officer determines that a violation may have occurred, he or she shall submit his written determination, together with the confidential quarterly report and any additional explanatory material provided by the Access Person, to the President of the Fund (or any Vice President of the Fund if the actions of the President are at issue), who shall make an independent determination of whether a violation of this Code has occurred.

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VI   SANCTIONS

     A. With respect to disinterested directors, if counsel for the Fund determines that a violation of the Code has occurred, they shall so advise the President of the Fund and a committee consisting of the disinterested directors, other than the disinterested director whose transaction is under consideration, and shall provide the committee with the report, the record of pertinent actual or contemplated portfolio transactions of the Fund and any additional material supplied by such disinterested director. The committee, at its option, shall either impose such sanction(s) as it deems appropriate or refer the matter to the board of directors, which shall impose such sanction(s) as are deemed appropriate.

     B. With respect to Access Persons who are not disinterested directors, if the President (or a Vice President, as the case may be) finds that a violation of this Code has occurred, he or she shall impose such sanction(s) as he or she deems appropriate and shall report the violation and the sanction(s) imposed to the board of directors of the Fund.

     C. Sanctions for violation of this Code may include, but are not limited to, one or more of the following:

          1.   Removal or suspension from office;

          2.   Termination of employment;

          3.   A letter of censure; and/or

          4. Restitution to the Fund of an amount equal to the advantage that the offending person gained by reason of such violation.

          In addition, as part of any sanction, the Access Person may be required to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade(s). It is noted that actions and transactions by Access Persons that violate this Code may also violate federal and state laws and regulations, and could result in criminal prosecution or civil action.

VII  BOARD REPORTS

On an annual basis, the Review Officer shall prepare for the board of directors of the Fund and the board of directors shall consider the following reports:

     A. A report on the level of compliance during the previous year by all Access

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          Persons with this Code and any related procedures adopted by the Fund, including without limitation the percentage of reports timely filed and the number and nature of all material violations and sanctions imposed in response to material violations. An Alternative Review Officer shall prepare reports with respect to compliance by the Review Officer;

     B. A report identifying any recommended changes to existing restrictions or procedures based upon the Fund's experience under this Code, evolving industry practices and developments in applicable laws or regulations; and

     C. A report certifying to the board of directors that the Fund has adopted procedures that are reasonably necessary to prevent Access Persons from violation this Code.

VIII RECORDS

The Fund shall maintain records in the manner and to the extent set forth below, and shall be available for examination by representatives of the Commission:

     A. A copy of this Code and any other code that is, or at any time within the past five years has been, in effect shall be preserved for a period of not less than five years in an easily accessible place;

     B. A record of any violation of this Code and any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

     C. A copy of each initial holdings report, annual holdings report and quarterly transaction report made by an Access Person pursuant to this Code (including any information provided under Section IV-B) shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

     D. A list of all persons who are, or within the past five years have been, required to make initial holdings, annual holdings or quarterly transaction reports pursuant to this Code shall be maintained in an easily accessible place;

     E. A list of all persons, currently or within the past five years who are or were responsible for reviewing initial holdings, annual holdings or quarterly

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          transaction reports shall be maintained in an easily accessible place; and

     F. A copy of each board report required by Section VII of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

IX   OTHER PROVISIONS

     A. APPROVAL OF CODE OF ETHICS AND AMENDMENTS TO THE CODE OF ETHICS. The board of directors, including a majority of the disinterested directors, shall approve this Code of Ethics and any material amendments to this Code of Ethics. Such approval must be based on a determination that the Code of Ethics contains provisions reasonably necessary to prevent Access Persons of the Fund from engaging in any conduct prohibited under this Code of Ethics and under Rule 17j-1 under the Investment Company Act.

     B. ANNUAL CERTIFICATION OF COMPLIANCE. Each Access Person shall certify to the Review Officer annually that he or she (i) has read and understands this Code of Ethics and any procedures that are adopted by the Fund related to this Code and recognizes that he or she is subject thereto, (ii) has complied with the requirements of this Code of Ethics and such procedures, and (iii) has disclosed or reported all personal securities transactions and beneficial holdings required to be disclosed or reported pursuant to this Code of Ethics and any related procedures.

     C. AMENDMENTS TO INVESTMENT ADVISERS, CODES OF ETHICS. Any material amendment to the Code of Ethics of any of the Investment Advisers shall be deemed an amendment to Section II of this Code and must be approved by the board of directors of the Fund no later than six months after the adoption of the material change. Before approving any material amendments to the Investment Advisers' Code of Ethics, the board of directors of the Fund must receive a certification from the Investment Advisers that they have adopted procedures reasonably necessary to prevent the Investment Advisers' access persons from violating the Investment Advisers' Code of Ethics.

     D. CONFIDENTIALITY. All reports of securities transactions and any other information filed with the Fund pursuant to this Code shall be treated as confidential, except that reports of securities transactions hereunder will be made available to the Commission or any other regulatory or self-

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

          regulatory organization to the extent required by law or regulation or to the extent the Fund considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

     E. INTERPRETATION OF PROVISIONS. The board of directors of the Fund may, from time to time, adopt such interpretations of this Code as it deems appropriate.

     F. EXCEPTIONS TO THE CODE. Although exceptions to the Code will rarely, if ever, be granted, the President of the Fund or his or her designee, after consultation with the Review Officer, may make exceptions on a case by case basis, from any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exception from the Code. All such exceptions must be received in writing by the person requesting the exception before becoming effective. The Review Officer shall report any exception to the board of directors of the Fund at the next regularly scheduled board meeting.

     G. IDENTIFICATION OF ACCESS PERSONS. The Review Officer shall identify all persons who are considered to be "Access Persons" and shall inform such persons of their respective duties and provide them with copies of this Code and any related procedures adopted by the Fund.


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